Exhibit 99.1 - Press Release

FOR IMMEDIATE RELEASE – October 12, 2010

ANCHOR FUNDING SERVICES, INC. (OTC BULLETIN BOARD SYMBOL “AFNG.OB”) COMPLETES RESCISSION OF ACQUISITION OF CERTAIN ASSETS OF BROOKRIDGE FUNDING LLC.

Boca Raton, Fl. (PR Newswire) October 12, 2010 Anchor Funding Services, Inc. (OTC Bulletin Board Symbol "AFNG.OB") announced today that it completed a rescission on October 6, 2010 on its previously announced asset acquisition of Brookridge Funding LLC. Under the terms of the rescission agreement, Anchor received approximately $783,000 from the sale of its 80% interest in Brookridge Funding Services, LLC ("Brookridge").

The rescission of the Brookridge Funding LLC transaction provides significant benefits to Anchor which include:

•	A reduction of interest expense resulting in annualized savings of approximately $160,000; and
•
Opportunity to expand our accounts receivable funding and purchase order financing as a combined product offering to our current and prospective clients of Anchor (exclusive of clients of Brookridge), without the burden of the Brookridge overhead.

We are excited about the continued growth of Anchor's business and expansion opportunities for our small and mid size business finance products who require working capital and additional credit facilities. We will continue to communicate important developments as they occur.

About Anchor

Anchor provides innovative accounts receivable funding, purchase order financing and credit management services to small and mid-size U.S. businesses. Our funding programs which are based upon the credit worthiness on accounts receivable and supported by physical collateral, provides rapid and flexible financing to support small and mid size businesses’ daily working capital needs.

Additional Information

For additional information, a copy of Anchor’s Form 8-K can be obtained on the Internet by going to www.sec.gov, clicking “Search for Company filings,” then clicking “Companies & Other Filers,” typing in our company name and clicking “find Companies.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company’s ability to attract and retain key personnel. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Morry F. Rubin, Chairman and C.E.O. (866) 950- 6669 EXT 302
Email: mrubin@anchorfundingservices.com